LETTERHEAD OF SONFIELD AND SONFIELD


November 5, 2001

United States Antimony Corporation
P.O. Box 643
1250 Prospect Creek Road
Thompson Falls, Montana  59873

Re:   Registration Statement on Form SB-2
      United States Antimony Corporation Common Stock, Par Value $.01 Per Share

Ladies and Gentlemen:

         We are counsel for United States Antimony Corporation, a Montana corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on November 13, 2001.

         The Registration Statement relates to the offering by the Selling Stockholders, as listed in the Registration Statement, of 6,268,065 of common stock, par value $0.01 per share, of the Company (the "Shares"), of which (i) 2,317,597 shares of common stock issuable upon conversion of debentures at $0.29125 per share, and 1,682,403 additional shares issuable upon conversion if the market price is less than $.29125 per share which we are required to register pursuant to a financing agreement with purchasers of our convertible debentures; (ii) 1,394,050 shares issuable upon exercise of related warrants at $0.39 per share; (iii) 150,000 shares of common stock held by a Selling Shareholder; (iv) 240,343 shares issuable to the holders of debentures as penalties; and (v) 483,672 shares held by former holders of Series C preferred stock.

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

                  Based upon such examinations, it is our opinion that (i) the
            Shares (other than the Warrant Shares and the Debenture Shares) are validly issued, fully paid and nonassessable and (ii) when there has been compliance with the Securities Act of 1933 and the applicable state securities laws and when the Warrant Shares and the Debenture Shares have been issued, delivered and paid for upon exercise of the Warrants or the conversion of the Debentures, as the case may be, in accordance with their respective terms, the Warrant Shares and the Debenture Shares will be validly issued, fully paid and nonassessable.

         The opinions herein are limited to the Montana Business Corporation Act, including the applicable provisions of the Montana Constitution and reported judicial decisions interpreting these laws and the federal laws of the United States, and we express no opinion as to the effect of the matters covered by this opinion of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/SONFIELD AND SONFIELD
Sonfield and Sonfield